Exhibit 99.1

VectoIQ Acquisition Corp. Announces Pricing of

$200 Million Initial Public Offering

NEW YORK, May 15, 2018 — VectoIQ Acquisition Corp. (the “Company”), today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units are expected to be listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “VTIQU” beginning May 16, 2018. Each unit consists of one share of the Company’s common stock and one redeemable warrant. Each warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its common stock and warrants will be listed on Nasdaq under the symbols ‘‘VTIQ’’ and ‘‘VTIQW,’’ respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although it intends to focus its search for a target business in the industrial technology, transportation and smart mobility industries.

Cowen and Chardan are acting as joint book running managers. The Company has granted the underwriters a 45-day option to purchase up to 3,000,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Cowen, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by telephone at 631-274-2806, or by fax at 631-254-7140; or Chardan, 17 State Street, Suite 1600, New York, NY, 10004, Attention: Prospectus Department, or by telephone at 646-465-9000, or by email at prospectus@chardan.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Danielle Belopotosky/Josh Clarkson, Gladstone Place Partners

212-230-5930